Exhibit 99.1

Contacts:	Dudley W. Mendenhall
K2 Inc.
Sr. Vice President and Chief Financial Officer
760.494.1000

Andrew Greenebaum/Chad Jacobs- Investor Relations
Integrated Corporate Relations
310.395.2215 or 203.682.8200

K2 INC. REPORTS THIRD QUARTER 2005 AND

RE-AFFIRMS GUIDANCE FOR FISCAL YEAR 2005

•	Q3 2005 GAAP diluted earnings per share of $0.32 and Adjusted diluted earnings per share of $0.34

•	For fiscal year 2005, K2 re-affirms GAAP diluted earnings per share forecast of $0.66 to $0.68 and Adjusted diluted earnings per share of $0.75 to $0.77

Carlsbad, California – October 19, 2005 — K2 Inc. (NYSE: KTO) today reported net sales for the third quarter ended September 30, 2005 of $340.4 million versus $333.5 million in the prior year. GAAP diluted earnings per share were $0.32 in the third quarter of 2005 as compared to $0.26 for the third quarter of 2004. Operating income in the third quarter of 2005 was $32.0 million as compared to $27.6 million for the 2004 comparable period, and net income for the 2005 third quarter was $16.7 million, as compared to $13.2 million for the third quarter of 2004.

Net sales for the nine month period ended September 30, 2005 were $960.1 million, an increase of 11.4% over the 2004 comparable period, and operating profit for the period was $50.4 million as compared to $59.5 million for the 2004 nine month period. Lower profitability in the first nine months of 2005 as compared to 2004 is principally attributable to lower paintball sales as discussed below and the acquisitions of Völkl, Marker and Marmot in the third quarter of 2004, as these product lines have higher levels of fixed expenses as compared to K2’s other business lines, and are seasonally slow from a sales standpoint in the first and second quarters. GAAP diluted earnings per share were $0.42 for the first nine months of 2005. Details on earnings per share calculations are provided in Table A below.

Richard Heckmann, Chairman and Chief Executive Officer, said, “We generated strong results in the third quarter, with a 16% increase in operating income and a 23% increase in GAAP diluted earnings per share over the comparable 2004 period, despite the previously announced and continuing weakness in paintball. The biggest profit contributors in the third quarter were K2, Völkl, and Marker winter products, as we experienced significant profit growth in those product lines due to our ongoing integration efforts and back-office efficiencies. Apparel and Footwear continued their previous trend line of consistent growth in sales and operating income, and Marine and Outdoor and Team Sports segments, despite a seasonally slow quarter, also generated strong results. As we had previously forecast, S,G&A expenses remained flat on a percentage basis over 2004 levels. As we look forward to the remainder of the year, we are optimistic about the strength of our brands, but we continue to have concerns about consumer confidence given the uncertainties of higher fuel and energy costs, rising interest rates, and general economic conditions.”

Review of 2005 Third Quarter Sales and Profit Results

Sales Trends

K2’s net sales in the third quarter of 2005 were $340.4 million as compared to $333.5 million in the comparable 2004 period, which reflects a sales increase of 2.1%. If the decline in the sale of paintball products is excluded from these results, K2’s other product lines generated sales growth of 4.2% in the quarter.

Profit Trends

Gross profit as a percentage of net sales in the third quarter of 2005 increased to 36.8%, as compared to 35.7% in the comparable 2004 period. The improvement in the 2005 third quarter was attributable to higher gross margins in the winter products component of Action Sports and Marine and Outdoor segments.

Operating income as a percentage of net sales for the third quarter of 2005 was 9.4% compared to 8.3% in the comparable 2004 period. Higher operating income was due to an expansion of gross margins, and flat selling, general and administrative expenses of 27.4% of net sales in the third quarter of 2005 as compared to 27.5% of net sales in the prior year’s third quarter.

Third Quarter Segment Review

Due to the acquisitions of Ex Officio and Marmot in the 2004 second and third quarters, respectively, K2 formed an Apparel and Footwear segment in the 2004 third quarter that also includes Earth Products. Earth Products was formerly included in the Action Sports segment.

Marine and Outdoor

Shakespeare® fishing tackle and monofilament, and Stearns® marine and outdoor products generated net sales of $79.1 million in the third quarter of 2005, an increase of 16.0% from the comparable quarter in 2004. Sales increases were driven by growth in Pfleuger® reels, Shakespeare® kits and combos, antennas, Hodgman® waders (acquired in second quarter 2005), Mad Dog® ATV accessories, and continued growth in floatation products.

Team Sports

In a seasonally slow quarter, Rawlings, Worth, and K2 Licensed Products had total net sales of $45.8 million in the 2005 third quarter, an increase of 14.2% from the comparable quarter in 2004. The improvement was due to increases in most major product categories, with particular strength in the sales of high performance aluminum and Miken® composite softball bats.

Action Sports

Net sales of skis, snowboards, in-line skates, bikes, snowshoes and paintball products totaled $163.2 million in the third quarter of 2005 as compared to $180.1 million in the 2004 third quarter. K2® branded alpine ski products generated significant growth in the quarter, which was offset by declines in paintball products as previously disclosed and sales of snowboards as well as a reduction in bike sales resulting from K2’s decision to license this business in the third quarter of 2005. Sales of Völkl branded ski products were down in the third quarter of 2005 versus 2004 due to softness in the premium end of the market.

Apparel and Footwear

Earth Products, Ex Officio and Marmot had net sales of $52.3 million in the third quarter of 2005, an increase of 16.0% over the 2004 period. The increase was driven by significant growth in Adio® technical skate footwear and Marmot® technical apparel and outerwear.

The segment information presented below is for the three months ended September 30:

	Sales to Unaffiliated Customers		Operating Profit (Loss)
	2005	2004	2005	2004
	(in millions)
Marine and Outdoor	$79.1	$68.2	$8.5	$6.7
Team Sports	45.8	40.1	(4.9)	(5.2)
Action Sports	163.2	180.1	25.0	23.2
Apparel and Footwear	52.3	45.1	6.4	6.1

Total segment data	$340.4	$333.5	35.0	30.8

Corporate expenses, net			(2.4)	(2.8)
Interest expense			(7.5)	(7.3)

Income before provision for income taxes			$25.1	$20.7

Balance Sheet

At September 30, 2005, accounts receivable was $343.2 million as compared to $334.7 million at September 30, 2004 primarily due to sales growth. Inventories at September 30, 2005 increased to $372.8 million from $307.1 million at September 30, 2004 due to sales growth and higher inventories at Stearns and Rawlings for new product lines.

K2’s total debt increased to $437.9 million at September 30, 2005 from $383.2 million at September 30, 2004. The increase in debt from September 30, 2004 is primarily the result of sales growth and higher inventories at Stearns and Rawlings.

Common stock outstanding increased to 46.9 million shares issued and outstanding at September 30, 2005 from 46.6 million shares issued and outstanding at September 30, 2004.

Cash Flow

At the end of the of the third quarter of 2005, debt, net of cash, was $420.4 million and the twelve month trailing EBITDA (as defined below) was $108.7 million, for a ratio of net debt to EBITDA of 3.9 times.

See Table B below for a reconciliation of U.S. generally accepted accounting principles (“GAAP”) to EBITDA .

Sarbanes-Oxley Act of 2002

Section 404 of the Sarbanes-Oxley Act of 2002 requires K2 to provide management’s annual report on its assessment of the effectiveness of its internal control over financial reporting and, in connection with such assessment, an attestation report from its independent registered public accountant, Ernst & Young LLP. In order to comply with the requirements of Section 404, K2 incurred total expenses of approximately $2.5 million in 2004, and projects total expenses of approximately $3.1 million in 2005.

Pro Forma Adjusted Presentation

K2 Inc. is providing actual results and forecast guidance on a financial basis in accordance with GAAP, and on a pro forma adjusted basis (“Pro Forma Adjusted”) that excludes the impact of certain non-cash expenses including: amortization of purchased intangibles resulting from K2’s acquisition activities; amortization expense associated with the increase in fair market values of the inventories of acquired companies; amortization of capitalized debt costs incurred in connection with K2’s credit facilities; and

non-cash stock-based compensation expense. In addition, the Pro Forma Adjusted results reflect the pro forma results of the acquisitions of Völkl, Marker and Marmot as if they were acquired on January 1, 2004, the pro forma impact of additional interest expense resulting from K2’s issuance of $200 million of senior notes used for these acquisitions as if the notes were issued on January 1, 2004 and the pro forma impact of additional shares of common stock resulting from the acquisitions and K2’s equity offering in July 2004 as if the acquisitions and the equity offering were completed on January 1, 2004. See Table B below for a further explanation of the “Pro Forma Adjusted” presentation.

On June 30, 2004, K2 acquired Marmot, a premium manufacturer of technical performance apparel, and on July 7, 2004 acquired Völkl and Marker, premium manufacturers of alpine skis, bindings and snowboards. Due to the seasonality of their product lines, Völkl, Marker, and Marmot normally incur losses in the first and second quarters, and are profitable in the last two quarters of the year. As detailed in Table B, Pro Forma Adjusted diluted earnings per share for the three and nine months ended September 30, 2004 equals $0.28 and $0.42, respectively, assuming the acquisitions of Völkl, Marker and Marmot were completed on January 1, 2004. These results do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates, or of results which may occur in the future. These adjustments also do not include the results of operations of certain other acquisitions completed by K2 after the 2004 second quarter because the effects of such acquisitions were not material on either an individual basis or in the aggregate to K2’s consolidated results of operations.

K2’s management believes the Pro Forma Adjusted financial measures for 2004 and 2005, although not indicative of future performance, are useful for comparison against K2’s historical and future operations.

Outlook for 2005

For fiscal year 2005, K2 forecasts GAAP diluted earnings per share in the range of $0.66 to $0.68 and Adjusted diluted earnings per share in the range of $0.75 to $0.77, in each case based on assumed fully diluted shares outstanding of 55.2 million. For the same period, K2 forecasts GAAP basic earnings per share in the range of $0.70 to $0.73 and Adjusted basic earnings per share in the range of $0.81 to $0.84, in each case based on assumed basic shares outstanding of 46.2 million.

For the fourth quarter of 2005, K2 forecasts GAAP diluted earnings per share in the range of $0.23 to $0.25.

Table C provides a reconciliation of GAAP operating income to Adjusted operating income and GAAP net income to Adjusted net income for the forecast twelve months ended December 31, 2005.

Investor Conference Call

K2’s regular quarterly earnings conference call is scheduled to begin at 1:30 p.m. Pacific Daylight Time (USA), on Wednesday, October 19, 2005. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.k2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Pflueger® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth®, and K2 Licensed Products® in the Team Sports segment; K2®, Völkl®, Marker®, Ride® and Brass Eagle® in the Action Sports segment; and, Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel, Hawk® skateboard shoes, and Sospenders® personal flotation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hawk® skateboard shoes, Hodgman®, JT®, K2®, Marker®, Marmot®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Völkl®, Worth® and Worr Games®, are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in K2’s most recent annual report on Form 10-K, previous quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and K2 does not undertake to update any forward-looking statement.

# # #

(Tables Follow)

K2 INC.

STATEMENTS OF INCOME

(unaudited)

(thousands except for per share figures)

	THIRD QUARTER ended September 30		NINE MONTHS ended September 30
	2005	2004	2005	2004
Net sales	$340,352	$333,460	$960,068	$861,811
Cost of products sold	215,225	214,274	632,364	578,627

Gross profit	125,127	119,186	327,704	283,184
Selling expenses	57,305	56,736	170,522	140,349
General and administrative expenses	35,809	34,877	106,812	83,295

Operating income	32,013	27,573	50,370	59,540
Interest expense	7,519	7,299	22,057	13,811
Other income, net	(583)	(426)	(2,421)	(604)

Income before provision for income taxes	25,077	20,700	30,734	46,333
Provision for income taxes	8,337	7,502	10,217	16,217

Net income	$16,740	$13,198	$20,517	$30,116

Basic earnings per share:
Net income	0.36	0.28	0.44	0.78

Diluted earnings per share:
Net income	$0.32	$0.26	$0.42	$0.69

Shares:
Basic	46,326	46,472	46,240	38,753
Diluted	55,190	55,148	55,224	47,503

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K2 INC.

SELECTED BALANCE SHEET INFORMATION

(unaudited)

(in thousands)

	As of September 30
	2005	2004
Cash	$17,458	$37,196
Accounts receivable, net	343,188	334,650
Inventories, net	372,803	307,140
Total current assets	773,310	736,994
Accounts payable	84,102	95,300
Total debt	437,904	383,172
Shareholders’ equity	$691,555	$666,336

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K2 INC.

SELECTED CASH FLOWS INFORMATION

(unaudited)

(thousands)

	Nine Months Ended September 30
	2005	2004
Operating Activities
Net Income	$20,517	$30,116
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,900	19,879
Deferred taxes	8,731	13,343
Changes in operating assets and liabilities	(50,075)	(46,066)

Net cash provided by operating activities	6,073	17,272
Investing Activities
Property, plant & equipment expenditures, net	(27,001)	(23,861)
Purchases of businesses, net of cash acquired	(17,184)	(113,467)
Other items, net	7,469	(1,474)

Net cash used in investing activities	(36,716)	(138,802)
Financing Activities
Net borrowings under long-term debt	23,309	55,593
Net decrease in short-term bank loans	(1,316)	(15,956)
Net proceeds from equity issuance	—	93,740
Exercise of stock options	475	4,093

Net cash provided by financing activities	22,468	137,470

Net increase (decrease) in cash and cash equivalents	(8,175)	15,940
Cash and cash equivalents at beginning of year	25,633	21,256

Cash and cash equivalents at end of period	$17,458	$37,196

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TABLE A

K2 Inc. Reconciliation of Diluted Shares and Earnings Per Share

(unaudited)

(in thousands, except for per share amounts)

	Quarter Ended	Nine Months Ended
	September 30, 2005
Period ended September 30, 2005 - basic shares (a)	46,326	46,240
Assumed conversion of subordinated convertible debentures	7,803	7,803
Dilutive impact of stock options, restricted stock awards, warrants and shares in escrow	1,061	1,181

Period ended September 30, 2005 - diluted shares (b)	55,190	55,224

Net income for the period ended September 30, 2005 (c)	16,740	20,517
Add: Interest component on assumed conversion of subordinated debentures, net of taxes	928	2,784

Net income, adjusted for the period ended September 30, 2005 (d)	$17,668	$23,301

Period ended September 30, 2005 - basic earnings per share (c)/(a)	$0.36	$0.44

Period ended September 30, 2005 - diluted earnings per share (d)/(b)	$0.32	$0.42

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TABLE B

K2 Inc.

Reconciliation of GAAP Actual Results to Pro Forma Adjusted Results

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Net Sales Reconciliation:
GAAP Net Sales (a)	$340,352	$333,460	$960,068	$861,811
Add: Net sales (for the periods prior to the date of acquisition) relating to significant acquisitions made by K2 during 2004 (b)	—	—	—	58,050

Pro Forma Net Sales	$340,352	$333,460	$960,068	$919,861

Operating Income Reconciliation:
GAAP Operating Income (a)	$32,013	$27,573	$50,370	$59,540
Add: Operating loss (for the periods prior to the date of acquisition) relating to significant acquisitions made by K2 during 2004 (b)	—	—	—	(15,433)
Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies (c)	1,162	1,765	3,252	5,306
Non-cash stock compensation expense (d)	258	—	619	—

Pro Forma Adjusted Operating Income	$33,433	$29,338	$54,241	$49,413

Net Income Reconciliation:
GAAP Net Income (a)	$16,740	$13,198	$20,517	$30,116
Add: Net loss (for the periods prior to the date of acquisition) relating to significant acquisitions made by K2 during 2004 (b)	—	—	—	(11,972)
Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies, net of taxes (c)	776	1,126	2,171	3,449
Non-cash stock compensation expense, net of taxes (d)	172	—	413	—
Amortization of capitalized debt costs, net of taxes (e)	417	397	1,251	1,204
Less: Additional interest expense from issuance of senior notes in July 2004, net of taxes (f)	—	—	—	(2,716)

Pro Forma Adjusted Net Income	$18,105	$14,722	$24,352	$20,081

GAAP Basic Shares Outstanding	46,326	46,472	46,240	38,753
Pro Forma Basic Shares Outstanding (g)	46,326	46,472	46,240	46,128
GAAP Diluted Shares Outstanding	55,190	55,148	55,224	47,503
Pro Forma Diluted Shares Outstanding (g)	55,190	55,148	55,224	54,877
GAAP Basic EPS	$0.36	$0.28	$0.44	$0.78
Pro Forma Adjusted Basic EPS	$0.39	$0.32	$0.53	$0.44
GAAP Diluted EPS	$0.32	$0.26	$0.42	$0.69
Pro Forma Adjusted Diluted EPS	$0.34	$0.28	$0.49	$0.42
Calculation of EBITDA (h):
GAAP Operating Income (a)	$32,013	$27,573	$50,370	$59,540
Depreciation and Amortization	9,256	7,323	25,645	21,090

EBITDA	$41,269	$34,896	$76,015	$80,630

			Twelve months ended

			September 30, 2005	September 30, 2004
Calculation of EBITDA (h):
GAAP Operating Income (a)			$71,850	$64,989
Depreciation and Amortization			36,837	29,809

EBITDA			$108,687	$94,798

See accompanying footnotes and related information for Table B below.

TABLE C

K2 Inc.

Reconciliation of Forecast GAAP to Forecast Adjusted Results

(in thousands, except for per share amounts)

	Forecast Twelve Months Ended December 31, 2005
	Low	High
Net Sales	$1,290,000	$1,315,000
Operating Income Reconciliation:
GAAP Operating Income (a)	$75,500	$77,500
Add: Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies (b)	4,290	4,290
Non-cash stock compensation expense (c)	872	872

Adjusted Operating Income	$80,662	$82,662

Net Income Reconciliation:
GAAP Net Income (a)	$32,500	$33,835
Add: Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies, net of taxes (b)	2,864	2,864
Non-cash stock compensation expense, net of taxes (c)	582	582
Amortization of capitalized debt costs, net of taxes (d)	1,674	1,674

Adjusted Net Income	$37,620	$38,955

GAAP and Adjusted Basic Shares Outstanding	46,270	46,270
GAAP and Adjusted Diluted Shares Outstanding	55,218	55,218
GAAP Basic EPS	$0.70	$0.73
GAAP Diluted EPS	$0.66	$0.68
Adjusted Basic EPS	$0.81	$0.84
Adjusted Diluted EPS	$0.75	$0.77

See accompanying footnotes and related information for Table C below.

FOOTNOTES AND RELATED INFORMATION FOR TABLE B

Explanation of adjustments:

(in thousands)

(a)	Amounts represent K2’s results of operations for the periods presented in accordance with U.S. generally accepted accounting principles.

(b)	Adjustment reflects the additional unaudited results of operations prior to the acquisition by K2 as if each significant acquisition completed by K2 on or after June 30, 2004 was included in K2’s results for the quarter and nine months ended September 30, 2004. For purposes of this calculation K2’s significant acquisitions during 2004 consisted of: Marmot acquired on June 30, 2004; and Völkl and Marker acquired on July 7, 2004.

(c)	Adjustment represents the non-cash amortization expense associated with acquired intangible assets and the non-cash amortization expense associated with the increase to fair market value of acquired inventories, resulting from K2’s acquisition activities.

(d)	Adjustment represents the non-cash compensation expense resulting from restricted stock awards and modifications to stock option awards.

(e)	Adjustment represents non-cash amortization expense of capitalized debt costs associated with K2’s revolving credit facility, convertible subordinated debentures and senior notes. These capitalized costs are amortized over the term of the related debt.

(f)	Adjustment reflects the increase in interest expense for the period as if the $200,000 in senior notes were issued on January 1, 2004 and outstanding for the entire nine month period ended September 30, 2004. The senior notes were issued on July 1, 2004 in connection with the acquisitions of Völkl, Marker and Marmot.

(g)	Pro Forma basic and diluted shares outstanding reflects the increase to GAAP basic and diluted shares as if the shares of K2 common stock issued in connection with the acquisitions of Völkl, Marker and Marmot and the public offering of K2 common stock were issued on January 1, 2004.

(h)	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) included in this press release is a non-GAAP financial measure which represents net income excluding the effects of interest, income taxes, depreciation, and amortization. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under GAAP. We believe that EBITDA provides useful information to investors about K2’s performance because it eliminates the effects of period-to-period changes in costs associated with capital investments that are not directly attributable to the underlying performance of K2’s business operations. Management uses EBITDA in evaluating the overall performance of K2’s business operations.

Intangible Assets and Goodwill

K2 is monitoring the softness in consumer demand for paintball products within its Action Sports segment and has determined that currently there are no indicators of impairment with respect to certain indefinite and finite-lived intangibles. In the event consumer demand continues to remain soft for paintball products, K2 may be required to record an impairment charge in future periods related to indefinite and finite-lived intangibles within the Action Sports segment.

Use of Pro Forma Adjusted Financial Information

(in thousands, except for per share figures)

To supplement the results presented in accordance with U.S. generally accepted accounting principles (GAAP), for the three and nine months ended September 30, 2004 and 2005, K2 also used Pro Forma Adjusted measures of operating income, net income and earnings per share, which are adjusted from the GAAP-based results to include the results of operations of significant acquisitions and related costs prior to their date of acquisition and to exclude certain non-cash costs and expenses. These adjustments are not in accordance with, or an alternative for, GAAP. These adjustments are provided to enhance an overall understanding of K2’s financial performance for the three and nine months ended September 30, 2004 and 2005 and are indicators management uses for planning and forecasting future periods.

Pro Forma adjustments include the unaudited financial results giving effect to the acquisition by K2 of Völkl, Marker and Marmot as if the acquisitions were completed on January 1, 2004, the first day of the first period for which pro forma financial information is presented. The adjustments to reflect the financial results of Völkl, Marker and Marmot do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates, or of results which may occur in the future. Adjustments to include the results of operations of other additional acquisitions completed by K2 after the 2004 second quarter have not been made because the effects of these additional acquisitions were not material on either an individual basis or in the aggregate to K2’s consolidated results of operations.

In 2004, K2 included an adjustment to reflect additional interest expense as if the $200,000 in senior notes K2 issued in connection with the acquisitions of Völkl, Marker and Marmot were issued on January 1, 2004, and adjustments to reflect the issuance of additional shares of common stock for the acquisitions and K2’s July 2004 equity offering as if they were completed on January 1, 2004.

In 2004 and 2005, the excluded items include certain non-cash costs and expenses associated with K2’s acquisition activities as well as non-cash stock-based compensation expense associated with restricted stock awards because K2 management does not believe these non-cash expenses are indicative of K2’s core business. Even though such items have recurred in the past and may recur in future periods, they are driven by events such as acquisitions that are not directly related to K2’s ongoing core business operations. K2 will continue to exclude such items in its Pro Forma Adjusted results. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

K2’s management believes the Pro Forma Adjusted financial measures for 2004 and 2005, although not indicative of future performance, are useful for comparison against K2’s historical and future operations.

FOOTNOTES AND RELATED INFORMATION FOR TABLE C

Explanation of adjustments:

(a)	Amounts represent K2’s forecast operating income and net income for the periods presented in accordance with U.S. generally accepted accounting principles.

(b)	Adjustment represents the forecast non-cash amortization expense of acquired intangible assets resulting from K2’s acquisition activities, and the forecast non-cash amortization expense associated with the increase to fair market value of acquired inventories resulting from K2’s acquisition activities during 2004 and 2005.

(c)	Adjustment represents the forecast non-cash compensation expense resulting from restricted stock awards and modifications to stock option awards.

(d)	Adjustment represents the forecast non-cash amortization expense of capitalized debt costs associated with K2’s revolving credit facility, convertible subordinated debentures and senior notes. These capitalized costs are amortized over the term of the related debt.

See “Use of Pro Forma Adjusted Financial Information” in Footnotes and Related Information for Table B for the 2005 financial information.